
                                                                                                          Exhibit 12

                                                         GTE CORPORATION AND SUBSIDIARIES

                                            CONSOLIDATED STATEMENTS OF THE RATIO OF EARNINGS TO FIXED CHARGES
                                                               (Thousands of Dollars)

                                                                    (Unaudited)


                                                                 Years Ended December 31
                                                1996          1995         1994         1993        1992
  Net earnings available for fixed charges:
     Income from continuing operations       $2,798,270     $2,537,949  $2,440,869   $  971,978  $1,760,704
     Add (deduct) -
        Income taxes                          1,613,261      1,466,426   1,532,482      567,747     966,589
        Interest expense                      1,146,481      1,150,625   1,139,233    1,298,234   1,475,670
        Capitalized interest (net of
          amortization)                         (34,984)       (22,971)     (6,045)      (3,421)     (4,931)
        Preferred stock dividends of Parent        -             5,598       9,910       17,825      26,331
        Dividends on preferred securities of
           subsidiaries                         106,643         98,604      18,252       22,162      23,429
        Additional income requirement on preferred
           dividends of subsidiaries              9,640          9,664      11,426       12,739      12,671
        Minority interests                      149,467        145,437     140,464      112,335     112,425
        Portion of rent expense representing
           interest                             130,660        128,034     139,715      153,058     196,533
                                              5,919,438      5,519,366   5,426,306    3,152,657   4,569,421
     Deduct - Minority interests               (263,122)      (246,678)   (242,937)    (236,944)   (248,979)
                Adjusted earnings available
                    for fixed charges from
                    continuing operations    $5,656,316     $5,272,688  $5,183,369   $2,915,713  $4,320,442

  Fixed Charges:
     Interest charges                        $1,146,481     $1,150,625  $1,139,233   $1,298,234  $1,475,670
     Dividends on preferred secrities
        of subsidiaries                         106,643         98,604      18,252       22,162      23,429
     Additional income requirement on preferred
        dividends of subsidiaries                 9,640          9,664      11,426       12,739      12,671
     Portion of rent expense representing
            interest                            130,660        128,034     139,715      153,058     196,533
                                              1,393,424      1,386,927   1,308,626    1,486,193   1,708,303
     Deduct - Minority interests                (68,166)       (70,052)    (68,096)     (78,421)    (86,504)
             Adjusted fixed charges          $1,325,258     $1,316,875  $1,240,530   $1,407,772  $1,621,799

  Ratio of Earnings to Fixed Charges - continuing
     operations                                    4.27           4.00        4.18         2.07        2.66
